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EXHIBIT 4.9

FORM OF OLD NOTE

        THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE COMPANY AT THE FOLLOWING ADDRESS: 2575 VISTA DEL MAR DRIVE, VENTURA, CALIFORNIA 93001, ATTENTION: CHIEF FINANCIAL OFFICER.

        CUSIP No.:

AFFINITY GROUP HOLDING, INC.

SERIES A 10 7/8% SENIOR NOTE DUE 2012

No.	$

        AFFINITY GROUP HOLDING, INC., a Delaware corporation (the "Company", which term includes any successor entity), for value received promises to pay to CEDE & CO. or registered assigns, the principal sum of [                        ] on February 15, 2012.

        Interest Payment Dates: February 15 and August 15, commencing August 15, 2005.

        Record Dates: February 1 and August 1.

        Reference is made to the further provisions of this Note contained on the reverse hereof and the Indenture (as defined), which will for all purposes have the same effect as if set forth at this place.

        This Note shall not be valid or obligatory for any purpose until the certificate of authentication hereon shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

        IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

AFFINITY GROUP, INC.
By:	Name: Title:
By:	Name: Title:

Dated: March 24, 2005

Certificate of Authentication

        This is one of the Series A 10 7/8% Senior Notes due 2012 referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee
By:	Authorized Signatory

Dated: March 24, 2005

(REVERSE OF SECURITY)

10 7/8% SENIOR NOTE DUE 2012

        1.    Interest.    AFFINITY GROUP HOLDING, INC., a Delaware corporation (the "Company") promises to pay interest on the principal amount of this Note at the rate per annum shown above. Interest on the Notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from the date of the original issuance of the Notes. The Company will pay interest semi-annually in arrears on each Interest Payment Date, commencing August 15, 2005. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

        For any Interest Payment Date on or prior to February 15, 2008, interest will be payable through the issuance of Additional Notes in a principal amount equal to such interest amount or, at the election of the Company made prior to the relevant Record Date therefor, in cash. If the Company elects to pay interest in cash on any Interest Payment Date on or prior to February 15, 2008, it will mail, or cause to be mailed, to the Holders a notice of such election on or before the relevant Record Date. The Additional Notes issued to pay interest will be identical to the originally issued Notes except that interest will begin to accrue from the date they are issued rather than the Issue Date. For each Interest Payment Date after February 15, 2008, interest on the Notes will be payable only in cash.

        The Company shall pay interest on overdue principal and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful from time to time on demand at the rate borne by the Notes.

        2.    Method of Payment.    The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on February 1 or August 1 immediately preceding the Interest Payment Date (whether or not such day is a Business Day) even if the Notes are cancelled on registration of transfer or registration of exchange after such Record Date. Holders must surrender Notes to a Paying Agent to collect principal payments. Payments of principal, premium, if any, and interest payable in cash will be made (on presentation of such Notes if in certificated form) in money of the United States that at the time of payment is legal tender for payment of public and private debts; provided, however, that the Company may pay principal, premium, if any, and interest payable in cash by check payable in such money. Payments of interest payable through the issuance of Additional Notes will be made (on presentation of such Notes if in certificated form) into the account specified by the Holder or Holders thereof to the Company, whether through the Paying Agent or otherwise. The Company may deliver any such interest payment to the Paying Agent or to a Holder at the Holder's registered address.

        3.    Paying Agent and Registrar.    Initially, The Bank of New York, a New York banking corporation (the "Trustee"), will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar without notice to the Holders. The Company or any of its Subsidiaries or Affiliates may act as Paying Agent or Registrar.

        4.    Indenture.    The Company issued this Note under an Indenture, dated as of March 24, 2005 (the "Indenture"), between the Company and the Trustee. This Note is one of a duly authorized issue of Initial Notes of the Company designated as its Series A 10 7/8% Senior Notes due 2012 (the "Notes"). The Notes include the Initial Notes, the Additional Notes and the Exchange Notes (as defined below) issued in exchange for the Initial Notes and Additional Notes pursuant to the Indenture. The Initial Notes, the Additional Notes and the Exchange Notes are treated as a single class of securities under the Indenture. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb) (the "TIA"), as in effect on the date of the Indenture. Notwithstanding anything to the contrary herein, the

Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of them. The Notes are general unsecured Obligations of the Company.

        5.    Redemption.

        Except as set forth in this Section 5, the Company may not redeem the notes.

        (a)    Optional Redemption.    The Company may redeem the Notes, at its option, in whole at any time or in part from time to time, on and after February 15, 2008 at the following Redemption Prices (expressed as percentages of the principal amount thereof), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on February 15 of each year listed below:

Year	Percentage
2008	105.438%
2009	102.719%
2010 and thereafter	100.000%

        (b)    Optional Redemption Upon Public Equity Offerings.    The Company may redeem up to 35% of the aggregate principal amount of Notes originally issued at any time and from time to time prior to February 15, 2008 at a Redemption Price equal to 110.875% of the aggregate principal amount so redeemed, plus accrued and unpaid interest, if any, to the Redemption Date out of the Net Proceeds of one or more Public Equity Offerings; provided that

          (1)   at least 65% of the principal amount of Notes outstanding at the time of such redemption remains outstanding immediately after the occurrence of any such redemption; and

          (2)   any such redemption occurs within 60 days following the closing of such Public Equity Offering.

        6.    Notice of Redemption.    Notice of redemption under paragraphs of this Note will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder's registered address.

        Except as set forth in the Indenture, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date, then, unless the Company defaults in the payment of such Redemption Price plus accrued interest, if any, the Notes called for redemption will cease to bear interest from and after such Redemption Date and the only right of the Holders of such Notes will be to receive payment of the Redemption Price plus accrued interest, if any.

        7.    Offers to Purchase.    The Indenture provides that, after certain Asset Sales and upon the occurrence of a Change of Control, and subject to further limitations contained therein, the Company will make an offer to purchase certain amounts of the Notes in accordance with the procedures set forth in the Indenture.

        8.    Registration Rights.    Pursuant to the Registration Rights Agreement between the Company and the Initial Purchaser, the Company has agreed to use its best efforts to consummate an exchange offer pursuant to which the Holder of this Note, if this Note is an Initial Note issued on the Issue Date, subject to certain exceptions for certain types of Holders, shall have the right to exchange this Note for the Company's Series B 10 7/8% Senior Notes due 2012 (the "Exchange Notes"), which have been registered under the Securities Act, in like principal amount, representing the same continuing indebtedness as the Initial Notes and having terms identical in all material respects to the Initial Notes. The Holders of the Initial Notes issued on the Issue Date shall be entitled to receive certain Additional Interest payments in the event such exchange offer is not consummated and upon certain other conditions, all pursuant to and in accordance with the terms of the Registration Rights Agreement.

Additional Notes may from time to time be entitled to registration rights and Additional Interest as may be determined in connection with the issuance of such Additional Notes.

        9.    Denominations; Transfer; Exchange.    The Notes are in registered form, without coupons, in denominations of $1,000 and integral multiples thereof; provided, however, that Additional Notes issued in payment of interest will be issued in denominations of $1 and integral multiples of $1. A Holder shall register the transfer or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Notes or portions thereof selected for redemption.

        10.    Persons Deemed Owners.    The registered holder of a Note shall be treated as the owner of it for all purposes.

        11.    Unclaimed Money.    If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company. After that, Holders entitled to money must look to the Company for payment as general creditors unless an "abandoned property" law designates another person.

        12.    Legal Defeasance and Covenant Defeasance.    If the Company at any time deposits with the Trustee U.S. legal tender or U.S. Government Obligations sufficient to pay the principal of and interest on the Notes to redemption or maturity and complies with the other provisions of the Indenture relating to defeasance, the Company will be discharged from certain provisions of the Indenture and the Notes (including certain covenants, but excluding its obligation to pay the principal of and interest on the Notes).

        13.    Amendments, Supplements, and Waivers.    Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or Event of Default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes or make any other change that does not adversely affect in any material respect the rights of any Holder.

        14.    Restrictive Covenants.    The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries to, among other things, incur additional Indebtedness, make payments in respect of its Capital Stock, enter into transactions with Affiliates, create dividend or other payment restrictions affecting Restricted Subsidiaries, sell assets, create liens, issue capital stock, enter into sale and lease-back transactions, make certain Investments, merge or consolidate with any other Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets. Such limitations are subject to a number of important qualifications and exceptions. The Company must quarterly report to the Trustee on compliance with such limitations.

        15.    Successor Entity.    When a successor entity assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes and the Indenture, and immediately before and thereafter no Default or Event of Default exists and certain other conditions are satisfied, the predecessor entity will be released from those obligations.

        16.    Defaults and Remedies.    Events of Default are set forth in the Indenture. If an Event of Default (other than an Event of Default pursuant to Section 6.01(f) or (g) of the Indenture with respect to the Company) shall have occurred and be continuing, then the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding, may declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus accrued interest to the date of acceleration, subject to the provisions of the Indenture. In case an Event of Default specified in Section 6.01(f) or (g) of the Indenture occurs with respect to the Company, such principal amount, together with premium, if any, and interest with respect to all of the Notes, shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity reasonably satisfactory to it.

        17.    Trustee Dealings with Company.    The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company, and may otherwise deal with the Company, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

        18.    No Recourse Against Others.    As more fully described in the Indenture, no director, officer, employee, stockholder or incorporator, as such, of the Company shall have any liability for any obligation of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

        19.    Authentication.    This Note shall not be valid until the Trustee or Authenticating Agent manually signs the certificate of authentication on this Note.

        20.    Governing Law.    THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES TO THE INDENTURE HAS AGREED TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

        21.    Abbreviations and Defined Terms.    Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

        22.    CUSIP Numbers.    Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

        23.    Indenture.    Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time.

        The Company will furnish to any Holder upon written request and without charge a copy of the Indenture, which has the text of this Note in larger type. Requests may be made to: Affinity Group Holding, Inc., 2575 Vista Del Mar Drive, Ventura, California 93001, Attention: Thomas Wolfe.

ASSIGNMENT FORM

        If you the Holder want to assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to:

(Print or type name, address and zip code and social security or tax ID number of assignee)

and irrevocably appoint                                                                          , agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Signed:	(Sign exactly as your name appears on the other side of this Note)
Medallion Guarantee:

[OPTION OF HOLDER TO ELECT PURCHASE]

        If you want to elect to have this Note purchased by the Company pursuant to Section 4.13 or Section 4.18 of the Indenture, check the appropriate box:

Section 4.13	☐
Section 4.18	☐

        If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.13 or Section 4.18 of the Indenture, state the amount you elect to have purchased:

$
Date:

NOTICE: The signature on this assignment must correspond with the name as it appears upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever and be guaranteed by the endorser's bank or broker.
Medallion Guarantee:

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FORM OF OLD NOTE